EXHIBIT 99.1

Repros Updates Androxal(R) Global Regulatory Status

  Full response to November meeting submitted to FDA
    Repros believes all FDA questions positively addressed
  Company expects contract organization to officially submit NDA to FDA during first quarter of 2015
  Teleconference held with FDA to discuss Environmental Assessment requirements for NDA
    Repros will conduct non-clinical environmental studies during the NDA review
  Company believes there are no refuse to file issues for its NDA
  Company contracts EU regulatory consultant to prepare European filings for Androxal®

THE WOODLANDS, Texas, Dec. 29, 2014 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today updated the regulatory status for its drug, Androxal®. Androxal® is an oral therapy for the treatment of low testosterone due to secondary hypogonadism. Repros believes testosterone deficiency is linked to obesity in the majority of men that suffer from the disorder. In secondary hypogonadism associated with obesity, estrogen suppresses pituitary secretions of important hormones that are necessary for testosterone production by the testes. Androxal® is an anti-estrogen and acts centrally to restore pituitary secretions and, thereby, restores normal testosterone production in the body.

On November 5, 2014, the Company received guidance from the FDA regarding its NDA submission for Androxal®. During the second half of December the Company submitted a complete response to the guidance that the FDA provided. The Company believes it will have all documents to the contract organization assisting with the electronic filing of the NDA early in 2015 so that the dossier can be filed by the end of the first quarter 2015.

The Company had a follow-up discussion with the Agency regarding the Environmental Assessment requirements for the NDA. The FDA noted that commitment to perform the appropriate non-clinical experiments during the NDA review period would be considered sufficient for filing.

Overall, the Company believes there are no refuse to file issues for its NDA.

Lastly, the Company has engaged a European regulatory consultant, to convert the Company's Androxal® NDA to a suitable dossier for EU filing. Based on the current schedule provided by the consultant, the Company believes that the dossier will be submitted in the EU in the first quarter of 2016.

In all jurisdictions the Company is seeking a New Chemical Entity status for Androxal®.

About Repros Therapeutics Inc. ®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These statements often include words such as "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe," "plan," "seek," "could," "can," "should" or similar expressions. These statements are based on assumptions that the Company has made in light of the Company's experience in the industry, as well as the Company's perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances. Forward-looking statements include, but are not limited to, those relating to planned clinical studies and the timing and nature of the results thereof, the timing of the Company's expected filing of an NDA for Androxal® and the timing of the submission of an EU filing for Androxal®. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors that may cause actual events to be materially different from those expressed or implied by such forward-looking statements, including the ability to have success in the clinical development of the Company's technologies, the reliability of interim results to predict final study outcomes, the ability to protect the Company's intellectual property rights and such other risks as are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Investor Relations:
         Thomas Hoffmann
         The Trout Group
         (646) 378-2931
         thoffmann@troutgroup.com